UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2006

ARBINET-THEXCHANGE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 9, 2006, the Board of Directors (the “Board”) of Arbinet-thexchange, Inc. (the “Company”), based upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Michael J. Donahue a director to the Company’s Board to fill the vacancy left by the prior resignation of Roland Van der Meer. Mr. Donahue was also appointed as a member of the Company’s Compensation Committee.

From 2000 to 2005, Mr. Donahue served as Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc., a publicly-held management consulting and systems integration firm. Prior to 2000, Mr. Donahue served as management partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. Since 2001, Mr. Donahue has served as a director of Air Products and Chemicals, Inc. and currently serves as a member of the board of advisors of Villanova University College of Commerce and Finance and the Philadelphia Youth Orchestra. Mr. Donahue holds a Bachelor of Arts degree from the University of Pennsylvania.

In connection with his appointment, and pursuant to the Company’s previously adopted director compensation policy, the Company granted Mr. Donahue options to purchase 25,000 shares of common stock at an exercise price of $6.76 per share, the closing price of the Company’s common stock on January 6, 2006, in accordance with the terms and conditions of the Company’s 2004 Stock Incentive Plan (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File Number 333-117278)). 1/3 of such options vests on the first anniversary of the grant date; the remaining 2/3 of such options vests quarterly, in equal installments, over the next eight (8) quarters.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Arbinet-thexchange, Inc. dated January 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET-THEXCHANGE, INC.

By:	/s/ Chi K. Eng
Name:	Chi K. Eng
Title:	General Counsel and Secretary

Date: January 13, 2006